Exhibit 3.1

GREAT AJAX CORP.

ARTICLES OF AMENDMENT

Great Ajax Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Rithm Property Trust Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Principal Financial Officer and Principal Accounting Officer this 2nd day of December, 2024.

ATTEST:		GREAT AJAX CORP.

/s/ Mary Doyle		By:	/s/ Michael Nierenberg
Name:	Mary Doyle	Name:	Michael Nierenberg
Title:	Principal Financial Officer and	Title:	Chief Executive Officer
Principal Accounting Officer